EXHIBIT 3
Management Responsibility for Consolidated Financial Statements
The accompanying consolidated financial statements of Claude Resources Inc. are the responsibility of management and have been approved by the Board of Directors.
The consolidated financial statements have been prepared by management in conformity with Canadian generally accepted accounting principles. The consolidated Canadian financial statements include some amounts that are based on best estimates and judgments. Financial information used elsewhere in the annual report is consistent with that in the financial statements.
The management of the Company, in furtherance of the integrity and objectivity of data in the financial statements, has developed and maintains a system of internal accounting controls. Management believes the internal accounting controls provide reasonable assurance that financial records are reliable and form a proper basis for preparation of financial statements and that assets are properly accounted for and safeguarded. The internal accounting control process includes management’s communication to employees of policies which govern ethical business conduct.
The Board of Directors carries out its responsibility for the consolidated financial statements in this annual report principally through its audit committee, consisting primarily of outside directors. The audit committee reviews the Company’s annual consolidated financial statements and recommends their approval to the Board of Directors. The shareholders’ auditors have full access to the audit committee, with and without management being present.
These consolidated financial statements have been examined by the shareholders’ auditors, KPMG LLP, Chartered Accountants, in accordance with Canadian generally accepted auditing standards and their independent professional opinion on the fairness of the financial statements is attached.
/s/ Rick Johnson
Rick Johnson
Vice President Finance &
Chief Financial Officer
Saskatoon, Canada
March 22, 2006
Report of Independent Registered Public Accounting Firm
Auditors’ Report to the Shareholders
We have audited the consolidated balance sheets of Claude Resources Inc. as at December 31, 2005 and 2004 and the consolidated statements of earnings (loss), retained earnings and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.
/s/ KPMG LLP
Chartered Accountants
Saskatoon, Canada
March 22, 2006
Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference
In the United States, reporting standards for auditors require the addition of an explanatory paragraph following the opinion paragraph when there is a change in accounting principles that has a material effect on the comparability of the Company’s financial statements, such as the change described in Note 21 to the consolidated financial statements. Our report to the shareholders dated March 22, 2006 is expressed in accordance with Canadian reporting standards which do not require a reference to such change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.
/s/ KPMG LLP
Chartered Accountants
Saskatoon, Canada
March 22, 2006

Consolidated Balance Sheets
DECEMBER 31 (CANADIAN DOLLARS IN THOUSANDS)

	2005	2004
Assets
Current assets:
Cash	$1,448	$1,045
Receivables	4,359	1,667
Inventories (Note 2)	5,953	4,828
Shrinkage stope platform costs (Note 3)	8,941	7,903
Prepaids	397	364
Other assets (Note 4)	599	139

	21,697	15,946

Oil and gas properties (Note 5)	7,681	6,101
Mineral properties (Note 6)	42,471	34,327
Investments (Note 7)	549	668
Promissory notes (Note 8)	20,383	6,843
Deposits for reclamation costs (Note 12)	2,097	2,061

	$94,878	$65,946

Liabilities and Shareholders’ Equity
Current liabilities:
Bank indebtedness (Note 9)	$2,543	$1,388
Payables and accrued liabilities	6,380	4,580
Demand loan (Note 9)	4,261	—
Other liabilities (Note 10)	1,609	536

	14,793	6,504

Obligations under capital lease (Note 11)	156	—
Royalty obligations (Note 8)	20,513	6,974
Deferred revenue (Note 8)	1,316	563
Asset retirement obligations (Note 12)	2,311	2,046

Shareholders’ equity:
Share capital (Note 13)	53,109	43,966
Contributed surplus (Note 13)	622	330
Retained earnings	2,058	5,563

	55,789	49,859

Commitments and contingency (Note 17 and Note 18)	$94,878	$65,946

See accompanying notes to consolidated financial statements.
On behalf of the Board:

/s/ Arnie E. Hillier Arnie E. Hillier	/s/ Jon R. MacNeill Jon R. MacNeill
Chairman	Director

Consolidated Statements of Earnings (Loss)
YEARS ENDED DECEMBER 31 (CANADIAN DOLLARS IN THOUSANDS)

	2005	2004	2003
Revenues:
Gold	$23,121	$22,470	$25,807
Oil and gas:
Gross revenue	11,142	9,745	9,368
Crown royalties	(2,616)	(2,209)	(2,346)
Alberta Royalty Tax Credit	500	442	539
Overriding royalties	(5,247)	(4,618)	(4,077)

Net oil and gas revenue	3,779	3,360	3,484

	26,900	25,830	29,291

Expenses:

Gold	18,296	15,904	18,041
Oil and gas	1,946	1,574	1,260
Depreciation, depletion and accretion:
Gold	9,704	6,023	5,369
Oil and gas	746	653	507
General and administrative	2,290	2,332	2,152
Interest and other (Note 14)	129	(58)	101

	33,111	26,428	27,430

Earnings (loss) before the undernoted item	(6,211)	(598)	1,861
Gain on sale of investments	1,386	—	—

Earnings (loss) before income taxes	(4,825)	(598)	1,861
Income tax recovery (expense)	1,320	—	(63)

Net earnings (loss)	$(3,505)	$(598)	$1,798

Net earnings (loss) per share (Note 16)
Basic and diluted	$(0.05)	$(0.01)	$0.03

Weighted average number of common shares outstanding (000’s) (Note 16)
Basic	66,342	59,769	53,851

Diluted	66,342	59,769	54,727
See accompanying notes to consolidated financial statements.

Consolidated Statements of Retained Earnings
YEARS ENDED DECEMBER 31 (CANADIAN DOLLARS IN THOUSANDS)

	2005	2004	2003
Retained earnings, beginning of year	$5,563	$6,161	$4,363
Net earnings (loss)	(3,505)	(598)	1,798

Retained earnings, end of year	$2,058	$5,563	$6,161

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
YEARS ENDED DECEMBER 31 (CANADIAN DOLLARS IN THOUSANDS)

	2005	2004	2003
Cash provided from (used in):

Operations:

Net earnings (loss)	$(3,505)	$(598)	$1,798
Non-cash items:
Depreciation, depletion and accretion	10,296	6,533	5,743
Accretion of asset retirement obligations	154	143	133
Stock-based compensation	120	136	65
Gain on sale of investments	(1,386)	—	—
Income tax recovery	(1,320)	—	—

Net change in non-cash working capital:
Receivables	(1,852)	845	(338)
Inventories	(1,125)	(1,027)	(435)
Shrinkage stope platform costs	(1,038)	(1,225)	(826)
Prepaids	(33)	(105)	69
Payables and accrued liabilities	1,800	15	2,625

Cash from operations	2,111	4,717	8,834

Investing:

Mineral properties	(17,622)	(13,330)	(14,864)
Oil and gas properties	(2,287)	(1,964)	(1,828)
Promissory notes	(14,000)	(6,982)	—
Investments	1,505	992	(1,041)
Short-term investments	—	—	300
Increase in reclamation deposits	(36)	(111)	(525)

	(32,440)	(21,395)	(17,958)

Financing:

Issue of common shares, net of issue costs	10,635	5,116	14,181
Sale of production royalties:
Proceeds	14,000	7,113	—
Receivable	(840)	—	—
Deferred revenue	1,336	906	—
Bank indebtedness	1,155	1,388	—
Demand loan:
Proceeds	5,000	—	—
Repayments	(739)	—	(110)
Obligations under capital lease:
Proceeds	269	—	—
Repayment	(84)	(59)	(60)

	30,732	14,464	14,011

Increase (decrease) in cash	403	(2,214)	4,887
Cash, beginning of year	1,045	3,259	(1,628)

Cash, end of year	$1,448	$1,045	$3,259

	2005	2004	2003
Supplemental cash flow disclosure:

Interest paid	396	98	111
Income taxes paid	—	—	63
See accompanying notes to consolidated financial statements.

Notes To Consolidated Financial Statements
YEARS ENDED DECEMBER 31
TABULAR DOLLAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT AS OTHERWISE NOTED
Operations:
SEABEE GOLD MINE
The Seabee gold mine, owned 100% by Claude Resources, is located 125 kilometres northeast of La Ronge, Saskatchewan. Mining of the ore reserves commenced in 1991.
OIL & GAS
The Company, through its wholly-owned subsidiary, 574095 Alberta Ltd., has an interest in the Nipisi Gilwood No. 1 oil field and the Edson Gas Unit No. 1 gas field and associated gas plant and gathering lines. Both areas are operated by others. In addition to these properties, the Company has interests in producing oil and gas wells at a number of other Alberta locations. The Alberta properties are subject to an overriding royalty.
In the Gainsborough area of southeastern Saskatchewan, the Company owns a 75% working interest in six vertical producing oil wells, one water disposal well and a 33.75% working interest in four producing horizontal wells.
1. Significant Accounting Policies:
The consolidated financial statements have been prepared by Management in accordance with Canadian generally accepted accounting principles and, except as described in Note 21, confirm in all material respects with accounting principles generally accepted in the United States. Generally accepted accounting principles require that Management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Actual amounts could differ from those estimates.
A summary of significant accounting policies is as follows:
CONSOLIDATION PRINCIPLES
The consolidated financial statements include the accounts of the Company and its subsidiaries. Interests in joint ventures are accounted for by the proportionate consolidation method.
CASH
Cash and cash equivalents include cash and short-term investments which, on acquisition, have a term to maturity of three months or less.
INVESTMENTS
Investments are carried at cost or at cost less amounts written-off to reflect an impairment in value that is other than a temporary decline.
DEPOSITS FOR RECLAMATION COSTS
Deposits for reclamation costs consist of investment certificates held as security for reclamation requirements and are carried at the lower of cost and market.
INVENTORIES
Gold inventory, which includes gold bullion, gold contained in the milling circuit and in stockpiled ore on surface, is valued at the lower of cost and net realizable value. Costs include labour, equipment costs and operating overhead. Material and supplies inventory is valued at the lower of cost and net realizable value.
SHRINKAGE STOPE PLATFORM COSTS
The Company utilizes the shrinkage stope mining method to mine its ore body at the Seabee mine. Under this method, ore used as a working platform to access and mine further ore is valued at the lower of cost and net realizable value.

Costs include labour, equipment costs and operating overhead. This broken ore is reclassified to inventory once transported to surface.
OIL & GAS OPERATIONS
The Company follows the full-cost method of accounting whereby all costs relating to the exploration for and development of oil and gas reserves are capitalized. Such costs include land acquisition costs, geological and geophysical expenses, engineering fees, related direct administrative expenses, costs of drilling both productive and non-productive wells including production equipment, the fair value of retirement obligations and the cost of constructing processing facilities. Also capitalized are identifiable carrying charges on undeveloped properties. Proceeds received from disposal of property interests are credited against accumulated costs except when the disposition results in a significant change in the depletion rate, in which case a gain or loss on disposal is recognized. Expenditures for maintenance and repairs are charged to operating expenses as incurred.
The carrying values of the Company’s oil and gas properties are compared annually to an estimate of undiscounted future net cash flow from the production of proved reserves, based on future prices. If the carrying value is not fully recoverable, the amount of impairment is measured by comparing the carrying amount of the oil and gas properties to an amount equal to the estimated net present value of future cash flows from proved plus probable reserves. Any excess carrying value above the net present value of the future cash flows would be recorded as a permanent impairment and charged to earnings.
The costs related to petroleum and natural gas properties are depleted on the unit of production method based on the estimated proved reserves as determined by independent consultants, before deduction of royalties and after conversion to units of common measure based on relative energy content.
The Company is engaged in oil and gas exploration and production in Canada and substantially all of these activities are conducted with others. The accounts reflect only the Company’s proportionate interest in such activities.
MINERAL PROPERTIES
All costs related to the acquisition, exploration and development of mineral properties and the development of milling assets are capitalized. Development costs at our producing property include only those historical expenditures incurred to extend reserves by converting mineralized material to reserves or for further delineation of existing reserves. Interest on debt associated with the acquisition of mineral properties is capitalized until commencement of commercial production. There have been no interest costs capitalized to date. Expenditures for maintenance and repairs are charged to operating expenses as incurred. Amounts reflected for mineral properties not in commercial production represent costs incurred to date, net of write-downs, and are not intended to reflect present or future values. The recoverability of the costs is dependent upon the discovery of economically recoverable ore reserves, the ability to obtain necessary financing to complete development and the development of future profitable production from the properties or realization of sufficient proceeds from the disposition of the properties.
Upon commencement of commercial production, the related historical accumulated costs are amortized against future income of the project using the unit of production method over estimated recoverable ore reserves. Estimated recoverable ore reserves include proven and probable mineral reserves. Costs which are not considered economically recoverable through mining operations or through sale of reserves, or are related to projects which are allowed to lapse, are expensed. Mining equipment is depreciated over its estimated useful life of three years on a straight-line basis.
The Company holds various positions in mining interests, including exploration rights, mineral claims, mining leases, unpatented mining leases and options to acquire mining claims or leases. All of these positions are classified as mineral properties for financial statement purposes.
When options are granted on mineral properties or properties are sold, proceeds are credited to the cost of the property. If no future capital expenditure is required and proceeds exceed costs, the amount is reported as a gain.
ASSET RETIREMENT OBLIGATIONS
The fair value of the liability for the Company’s asset retirement obligation is recorded in the period in which it is incurred, discounted to its present value using the Company’s credit adjusted risk-free interest rate and the corresponding amount is recognized by increasing the carrying amount of the related long-lived asset. The liability is accreted each period, and the capitalized cost is depreciated over the useful life of the related asset.
REVENUE RECOGNITION

Revenue from gold sales are recognized when the rights and obligations of ownership pass to the buyer. Settlement adjustments arising from final determination of metal weights and assays are reflected in sales when determined. Revenue associated with the sale of oil, natural gas liquids and gas represents the Company’s share of the sale value of production. Revenue is recognized when the rights and obligations of ownership pass to the buyer.
FOREIGN CURRENCY TRANSLATION
Revenue and expense transactions denominated in foreign currencies are translated in Canadian dollars at the rate of exchange prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated in Canadian dollars at the rate of exchange in effect at the balance sheet date. Exchange gains and losses on these transactions are included in earnings.
HEDGING TRANSACTIONS
Derivative financial instruments are used by the Company in the management of its foreign currency and commodity price exposures. The Company may enter into foreign exchange and gold derivative contracts to hedge anticipated sales denominated in US dollars. The Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.
The Company formally documents relationships between hedging instruments and hedged items, including linking all derivatives to specific assets and liabilities or to specific commitments or anticipated transactions. The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items.
Gains and losses on foreign currency denominated derivative financial and commodity instruments that are used to hedge anticipated US dollar denominated gold sales are recognized as an adjustment of revenue in the same period as the hedged item.
Realized and unrealized gains or losses associated with derivative instruments, which have been terminated prior to maturity, are deferred under other current, or non-current, assets or liabilities on the balance sheet and recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold or extinguished prior to the termination of the related derivative instrument, the hedge is no longer effective, or it is no longer probable that the anticipated transaction will occur substantially as and when identified at the inception of the hedging relationship, any realized or unrealized gain or loss on such derivative instrument is recognized in income.
INCOME TAXES
Future income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in earnings in the period which includes the enactment date. Future income tax assets are recorded in the financial statements if realization is considered more likely than not. The valuation of future income taxes is adjusted, if necessary, by the use of a valuation allowance to reflect the estimated recoverable amount.
FLOW-THROUGH SHARES
The Company finances a portion of its exploration activities through the issue of flow-through shares. The Company records the tax cost of expenditures renounced to subscribers on the date the deductions are renounced to the subscribers. Share capital is reduced and future income tax liabilities are increased by the estimated income tax benefits renounced by the Company to the subscribers, except to the extent that the Company has unrecorded tax benefits on loss carryforwards and tax pools in excess of book values available for deduction against which a valuation allowance has been provided. In these circumstances, the future tax liability reduces the valuation allowance and this reduction is recognized in earnings.
PER SHARE AMOUNTS
Basic per share amounts are calculated using the weighted average number of shares outstanding during the period. Diluted per share amounts are calculated based on the treasury-stock method, which assumes that any proceeds obtained on exercise of options and warrants would be used to purchase common shares at the average market price during the period. The weighted average number of shares outstanding is then adjusted by the net change.

STOCK-BASED COMPENSATION PLANS
The Company has two stock-based compensation plans which are described in Note 13. The Company accounts for all stock option awards using the fair-value method of accounting. Under this method, the Company recognizes a compensation expense for all stock options awarded since January 1, 2002 based on the fair value of the options at the date of the grant, which is determined using an option pricing model. Prior to January 1, 2002, the date of implementation of the fair-value method of accounting for stock-based compensation, the Company recognized the fair value of stock-based compensation issued to non-employees. The fair value of the options is expensed over the vesting period with a corresponding amount recorded as contributed surplus. Under the Employee Share Purchase Plan, compensation expense is recognized for the value of the Company’s contribution to the plan. Consideration received on the exercise of stock options and the employee share purchase plan is recorded as share capital and the related contributed surplus is transferred to share capital.
2. Inventories:

	2005	2004
Bullion in-circuit	$1,293	$347
Stockpiled ore	364	364
Materials and supplies	4,296	4,117

	$5,953	$4,828

3. Shrinkage Stope Platform Costs:

	2005	2004
Stope Platform Costs	$8,941	$7,903

Shrinkage stope platform costs represent ore that is being used as a working stage, within the stope, to gain access to further ore. This ore is expected to be processed in the following 12 months. The processing of this broken ore occurs in accordance with a mine plan based on the known mineral reserves and current mill capacity. The timing of processing of ore has not been significantly affected by historic prices of gold.
4. Other Assets:

	2005	2004
Current portion of promissory notes	$599	$139

5. Oil & Gas Properties:
Details of the Company’s oil and gas property, plant and equipment are as follows:

		Accumulated			Accumulated
		depreciation,			depreciation,
		depletion and	2005		depletion and	2004
	Cost	write-down	Net	Cost	write-down	Net

Property acquisition and drilling costs	$13,694	$10,282	$3,412	$12,434	$9,994	$2,440
Gas plant and production equipment	9,789	5,520	4,269	8,762	5,101	3,661

	$23,483	$15,802	$7,681	$21,196	$15,095	$6,101

The Alberta oil and gas properties are subject to an overriding royalty. This obligation will cease when approximately $147,500,000 has been paid or when the properties cease to produce.
Amounts of the cumulative overriding royalty paid or accrued are as follows:

December 31, 2005	$123,464,000
December 31, 2004	$118,217,000
6. Mineral Properties:
Details of the Company’s mineral related property, plant and equipment are as follows:

		Accumulated			Accumulated
		depreciation,			depreciation,
		depletion and	2005		depletion and	2004
	Cost	write-down	Net	Cost	write-down	Net

Property acquisition and mine development costs	$69,000	$50,878	$18,122	$61,309	$43,974	$17,335
Buildings, plant and equipment	68,752	56,805	11,947	63,349	54,158	9,191
Exploration properties	17,320	4,918	12,402	12,610	4,809	7,801

	$155,072	$112,601	$42,471	$137,268	$102,941	$34,327

Mineral properties includes $3.9 million of costs related to the mill expansion at the Seabee mine in progress at December 31, 2005. Depreciation of this amount will commence in 2006 upon completion of the expansion.
On December 15, 2000, Claude entered into an option agreement with Placer Dome (CLA) Limited (“Placer”) in respect of the Madsen gold exploration property. This option agreement entitles Placer to earn a 55% working interest in the Madsen property by expending $8.2 million over three years and delivering to Claude a bankable feasibility study by the end of 2006. Upon Placer fulfilling its obligations in respect of the option agreement, Placer and Claude will form a joint venture with respective interests of 55% and 45%. At Claude’s request, Placer may earn an additional 5% of the project by funding Claude’s share of infrastructure costs associated with any mine development on the property. Under the agreement, Claude’s interests cannot be reduced below 40%.
Expenditures on exploration properties for the year ended December 31, 2005 were comprised largely of drilling and bulk sample costs on the Porky and Santoy properties. For the year ended December 31, 2004 exploration expenditures were primarily incurred on the drilling of the Porky and Santoy properties.
7. Investments:

	2005	2004
Investments	$549	$668

At December 31, 2005, the quoted market value of the investments was $6.7 million (2004 - $3.9 million).
8. Promissory Notes and Royalty Obligations:
In December 2005 the Company sold a production royalty for proceeds of $14.0 million (2004 – sale of production royalty for $7.1 million). As part of this transaction, $14.0 million (2004 - $7.0 million) of the sales price was loaned to a financial institution and has been pledged to secure the Company’s obligations under the royalty agreement. Pursuant to the agreement, the Company received $1.7 million (2004 — $.9 million) in fees and interest including $.9 million (2004 - $.6 million) for the indemnification provided to third parties for any breach of the royalty agreement by the Company and $.8 million (2004 — $.3 million) for interest prepayments. The funds received pursuant to the indemnification have been presented as deferred revenue and will be recognized over the expected remaining life of the royalty agreement. The funds received for the interest prepayment in 2005 will be recognized in 2006.
During the terms of the royalty agreements, up to 10 years, the Company is entitled to have amounts held under the promissory notes used to make payments under the royalty obligations. In certain circumstances, the Company will have the right to repurchase the royalty interest at no greater than the fair market value thereof at the time of repurchase. The repurchase price will be paid from the balance owing to the Company under the promissory note.
Annual royalties, dependent upon sales volume, will be payable at rates ranging from CDN $3.00 to $46.23 per ounce (2004 – CDN $3.99 to $24.53).

In addition to the royalty, the Company has granted a net profit interest (“NPI”) for the years 2012 — 2015 (2004 – for the years 2011 – 2014). The NPI ranges from 1% to 3% (2004 – 2.5% to 4%) payable only when gold prices exceed CDN $875 (2004 – CDN $800) per ounce. No NPI is payable until the Company recovers its capital invested including reserve and interest charges.
9. Bank Indebtedness and Demand Loan:
The Company has a $3,500,000 operating line of credit which bears interest at prime plus .75%. These funds are available for general corporate purposes. At December 31, 2005, the Company had drawn $2.5 million (2004 — $1.4 million) of the bank line.
The demand loan bears interest at 5.99%, is repayable in monthly principal and interest payments of $96,514 and matures in February 2010. The loan is secured by a general security agreement covering all assets of the Company, excluding oil and gas assets in Alberta. The loan agreement has a covenant requirement with respect to cash flow coverage.
10. Other Liabilities:

	2005	2004
Deferred revenue (Note 8)	$927	$344
Royalty obligations	599	138
Obligations under capital lease (Note 11)	83	54

	$1,609	$536

11. Obligations under Capital Lease:
Obligations under capital leases bear interest at 5.4% and 5.9%, are due in 2006 and 2008 and are secured by leased equipment. The estimated principal repayments on the leases are as follows: 2006 - $83,000, 2007 - $71,000, 2008 - $75,000.
12. Asset Retirement Obligations:
The Company’s asset retirement obligations consist of reclamation and closure costs for both mineral and oil & gas properties. The present value of obligations relating to mineral properties is currently estimated at $1,756,000 (2004 — $1,530,000) and was determined using a 7.5% discount rate and expected payment of future obligations of $4.2 million over the next 10 to 14 years. The present value of obligations relating to oil and gas properties is currently estimated at $555,000 (2004 — $516,000) and was determined using a 7.5% discount rate and expected payment of future obligations of $1.4 million over the next 8 to 20 years. An accretion expense component of $154,000 (2003 — $143,000) has been charged in 2005 to reflect an increase in the carrying amount of the asset retirement obligation. Changes to the asset retirement obligation during the year are as follows:

	2005	2004
Asset retirement obligation, beginning	$2,046	$1,903
Accretion expense	154	143
Revisions in estimated cash flows	111	—

Asset retirement obligation, ending	$2,311	$2,046

In relation to these obligations, and as required by regulatory authorities, the Company has provided letters of credit as security for reclamation related to the Madsen, Seabee and Tartan properties in the amounts of $658,000 (2004 - $658,000), $1,331,000 (2004 - $1,315,000) and $40,000 (2004 - $40,000) respectively. As security for these letters of credit, the Company has provided investment certificates in the amount of $2,029,000 (2003 - $2,013,000). The Company has also deposited $68,000 towards its reclamation obligations on certain of its Saskatchewan oil properties.
13. Shareholders’ Equity:
AUTHORIZED

The authorized share capital of the Company consists of unlimited common shares and two classes of unlimited preferred shares issuable in series.
The common shares of the Company are entitled to dividends pro rated and, when declared by the Board of Directors, to one vote per share at meetings of the shareholders and, upon dissolution or any other distribution of assets, to receive pro rated such assets of the Company as are distributable to the holders of the common shares.
The first preferred shares are issuable in series and rank ahead of the second preferred shares and the common shares in respect of dividend payment, dissolution or any other distribution of assets. The other rights, privileges, restrictions and conditions attached to each series of the first preferred shares are fixed by the Board of Directors at the time of creation of such series.
The second preferred shares are issuable in series and rank ahead of the common shares in respect of dividend payment, dissolution or any other distribution of assets. The other rights, privileges, restrictions and conditions attached to each series of the second preferred shares are fixed by the Board of Directors at the time of creation of such series.
ISSUED AND OUTSTANDING COMMON SHARES

		2005		2004		2003
	Number	Amount	Number	Amount	Number	Amount
Beginning of year	61,691,707	43,966	58,341,627	$38,850	49,459,477	$24,525
ESPP (a)	104,607	136	61,597	120	159,130	230
Exercise of stock options (b)	95,000	107	—	—	35,000	23
Exercise of warrants (c)	—	—	—	—	2,550,770	3,176
Fair value of broker warrants	—	74	—	—	—	—
Private placement (d)	—	—	—	—	2,500,000	3,750
Issue costs	—	—	—	—	—	(223)
Exercise of warrants (d)	—	—	1,138,450	2,106	137,250	254
Flow-through shares (e)	—	—	—	—	1,000,000	2,500
Issue costs	—	—	—	—	—	(49)
Private placement (f)	—	—	—	—	2,500,000	5,000
Issue costs	—	—	—	(119)	—	(336)
Flow-through shares (g)	—	—	1,000,000	1,500	—	—
Issue costs	—	—	—	(107)	—	—
Flow-through shares (h)			1,150,033	1,725	—	—
Issue costs	—	(26)	—	(109)	—	—
Flow-through shares (i)	—	(1,320)	—	—	—	—
Private placement (j)	8,570,373	9,025	—	—	—	—
Issue costs	—	(878)	—	—	—	—
Flow-through shares (k)	1,999,999	2,100	—	—	—	—
Issue costs	—	(75)	—	—	—	—

End of year	72,461,686	$53,109	61,691,707	$43,966	58,341,627	$38,850

(a) EMPLOYEE SHARE PURCHASE PLAN (“ESPP”)
The ESPP was established to encourage employees to purchase Company common shares. Under the plan, eligible employees may contribute up to 5% of their basic annual salary and the Company shall contribute common shares in an amount equal to 50% of the employee’s contribution. Shares of the Company are issued to employees based on a weighted average market price over a specific period. During 2005, the Company issued 104,607 common shares (2004 – 61,597; 2003 – 159,130) for $136,000 (2004 — $120,000; 2003 — $230,000) pursuant to this plan. The Company has reserved 1,750,000 common shares for issuance pursuant to this plan, of which 1,278,544 common shares have been issued.
(b) SHARE OPTION PLAN
The Company has established a share option plan under which options may be granted to directors, officers and key employees to purchase up to an aggregate of 5,000,000 common shares. Options granted have an exercise price of not less than the market price of the common shares on the stock exchange on which the shares are traded. The majority of the options granted vest immediately and expire 10 years from the date of the grant of the option.
For options outstanding at December 31, 2005 and 2004, weighted average exercise prices are as follows:

	2005	Average	2004	Average
	Options	Price	Options	Price
Beginning of year	2,660,000	$1.15	2,425,000	$1.13
Options granted	345,000	.98	235,000	1.40
Options exercised	(95,000)	.57	—	—
Options lapsed	(155,000)	1.74	—	—

End of year	2,755,000	$1.11	2,660,000	$1.15

For options outstanding at December 31, 2005, the range of exercise prices, the weighted average exercise price and the weighted average remaining contractual life are as follows:

	Weighted Average	Weighted Average Per Share
Options Price	Number	Exercise Price	Remaining Life
$0.53-$0.96	1,226,000	$0.68	6.87 years
$1.05-$1.38	1,194,000	1.30	4.18 years
$1.71-$3.05	335,000	2.05	2.94 years

	2,755,000	$1.11	5.23 years

The fair value of stock options issued in the year was estimated using the Black-Scholes option pricing model with assumptions of a 6-year weighted average expected option life, no expected forfeiture rate, 60.82% to 63.09% volatility (2004 – 63% to 67%; 2003 – 67.5%) and interest rates ranging from 2.85% to 5.00% (2004 – 3.92% to 4.07%; 2003 – 3.6% to 4.07%). In 2005, the fair value and the compensation cost recorded in respect of stock options issued was $120,000 (2004 - $136,000; 2003 - $65,000).
(c) PRIVATE PLACEMENT
During 2002, the Company completed a private placement for the issue of 5,000,000 units at a price of $1.00 per unit for aggregate gross proceeds of $5,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole common share purchase warrant entitled the holder to acquire one common share at an exercise price of $1.25 for a period of twelve months from the closing date. In partial consideration of services provided to Claude in connection with the Offering, the Underwriters were issued an aggregate of 63,463 common share purchase warrants, each of which entitled the holder to acquire one common share at an exercise price of $1.00 for a period of twelve months from the closing date. All warrants have been exercised.
(d) PRIVATE PLACEMENT
During 2003, the Company completed a private placement offering of 2,500,000 units, each unit consisting of one common share and one half of one common share purchase warrant, at a price of $1.50 per unit for gross proceeds of $3,750,000. Each whole purchase warrant entitled the holder, upon exercise at any time up to and including January 31, 2004 and upon payment of $1.85, to subscribe for one common share. In partial consideration of services provided to Claude in connection with the private placement, the Underwriters were issued 250,000 common share purchase warrants, each of which entitled the holder, upon exercise at any time up to and including January 31, 2004, and upon payment of $1.85, to subscribe for one common share. At December 31, 2005 and December 31, 2004, there were no warrants outstanding.
(e) FLOW-THROUGH SHARES
During 2003, the Company entered into a flow-through share agreement for the issue of 1,000,000 common shares at a price of $2.50 per share for proceeds of $2,500,000. The Company was required to expend $2,500,000 in qualifying Canadian Exploration Expenses as defined in the Income Tax Act (Canada) prior to December 31, 2004.
(f) PRIVATE PLACEMENT
During 2003, the Company completed a private placement of 2,500,000 units, each unit consisting of one common share and one half of one common share purchase warrant, at a price of $2.00 for gross proceeds of $5,000,000. Each whole purchase warrant entitled the holder, upon exercise at any time up to and including June 23, 2005 and upon payment of $2.50, to subscribe for one common share. In partial consideration of services provided to Claude in connection with the private placement, the Underwriters were issued 150,000 common share purchase warrants, each of which entitled the holder, upon exercise at any time up to and including December 23, 2004 and upon payment of $2.10, to subscribe for one common share. At December 31, 2005, there were no warrants outstanding (2004 – 1,250,000 warrants outstanding).
(g) FLOW-THROUGH SHARES
During 2004, the Company entered into a flow-through share agreement for the issue of 1,000,000 common shares at a price of $1.50 per share for proceeds of $1,500,000. The Company was required to expend $1,500,000 in qualifying Canadian Exploration Expenses as defined in the Income Tax Act (Canada) prior to December 31, 2005.
(h) FLOW-THROUGH SHARES
During 2004, the Company entered into a flow-through share agreement for the issue of 1,150,033 units, each unit consisting of one flow-through common share and one common purchase warrant, at a price of $1.50 per unit for gross proceeds of $1,725,000. Each warrant entitles the holder, upon exercise, to purchase one common share for a two-year period following the date of issue at a price of $2.00 up to and including December 31, 2005 and $3.00 up to and including December 31, 2006. The Company was required to expend $1,725,000 in qualifying Canadian Exploration Expenses as defined in the Income Tax Act (Canada) prior to December 31, 2005. At December 31, 2005 and December 31, 2004, there were 1,150,033 warrants outstanding.
(i) FLOW-THROUGH SHARES
The Company finances a portion of its exploration activities through the issue of flow-through shares. The Company records the tax cost of expenditures renounced to subscribers on the date the Company files the renouncement documents with Canada Customs and Revenue Agency. Share capital is reduced and future income tax liabilities are increased by the estimated tax benefits renounced by the Company to the subscribers.
(j) FLOW-THROUGH SHARES
During 2005, the Company completed a private placement offering consisting of a total of 4,023,100 units, issued at a price of $1.00 per unit, and a total of 4,547,273 common shares, issued on a flow-through basis at a price of $1.10 per common share, for gross proceeds of $9,025,000. Each unit consists of one common share and one-half of one common share purchase warrant. Each whole purchase warrant entitles the holder, upon exercise at any time up to and including June 23, 2007 and upon payment of $1.20, to subscribe for one common share. In partial consideration of services provided to the Company in connection with the offering, the Underwriters were issued broker options entitling them to purchase up to an aggregate of 201,155 broker units at any time up to and including June 23, 2007 at a price of $1.10 per broker unit. Each broker unit consists of one common share and one-half of a broker warrant. Each whole broker warrant will entitle the holder to subscribe for one common share for a period up to and including June 23, 2007 at an exercise price of $1.30. At December 31, 2005, there were 2,011,550 warrants and 201,155 broker units outstanding. With respect to the flow-through share portion of the private placement, the Company must expend $5,002,000 in qualifying Canadian Exploration Expenses as defined in the Income Tax Act (Canada) prior to December 31, 2006.
(k) FLOW-THROUGH SHARES
During 2005, the Company entered into a flow-through share agreement for the issue of 1,999,999 common shares at a price of $1.05 per share for proceeds of $2,100,000. The Company is required to expend $2,100,000 in qualifying Canadian Exploration Expenses as defined in the Income Tax Act (Canada) prior to December 31, 2006.
(l) CONTRIBUTED SURPLUS
Contributed surplus is increased in connection with the recognition of compensation cost relating to stock options and decreased where those stock options are exercised or lapsed.

	2005	2004
Contributed surplus, beginning of year	$330	$225
Add: stock options expense	120	136
fair value of broker warrants	246	—
Less: stock options exercised	—	(31)
broker warrants exercised	(74)	—

Contributed surplus, end of year	$622	$330

14. Interest and Other:

	2005	2004	2003
Interest expense	$396	$98	$111
Less: interest and other income	(267)	(156)	(10)

Interest and other	$129	$(58)	$101

15. Income Taxes:
The significant components of future income tax assets at December 31 are as follows:

	2005	2004
Future income tax assets:
Mineral properties	$26,732	$29,250
Non-capital loss carryforwards	1,712	3,941
Asset retirement obligations	878	777
Share issue costs	573	525
Royalty obligation	8,022	2,702
Deferred revenue	852	344

Future income tax assets before valuation allowance	38,769	37,539
Valuation allowance	(38,769)	(37,539)

Future income tax assets	$—	$—

The provision for income taxes differs from the amount computed by applying the combined expected federal and provincial income tax rate to earnings before income taxes. The reasons for these differences are as follows:

	2005	2004	2003
Earnings (loss) before income taxes	$(4,825)	$(598)	$1,861
Combined federal and provincial tax rate	40%	42%	44%
Expected tax expense (recovery)	(1,930)	(251)	819
Increase (decrease) in taxes resulting from:
Crown royalties	715	696	929
Alberta Royalty Tax Credit	(200)	(155)	(224)
Resource allowance	(695)	(751)	(1,121)
Other permanent differences	(505)	770	419
Effect of change in effective tax rates	65	(37)	7,049
Valuation allowance	1,230	(272)	(7,871)

	(1,320)	—	—

Large corporations tax	—	—	63

Provision (Recovery) for income taxes	(1,320)	$—	$63

At December 31, 2005, the Company and its subsidiaries had operating losses for income tax purposes approximating $4,500,000, which are available to reduce taxes in future years and expire over the period to the year 2010.
16. Per Share Amounts:
The calculation of loss per share amounts is based on the following: per share amounts have been calculated based on the weighted average number of shares outstanding during the year ended December 31, 2005 of 66,342,198 shares (2004 – 59,768,983 shares; 2003 – 53,850,694 shares).

	2005	2004	2003
Basic earnings (loss) per share:
Net earnings (loss) available to common shareholders	$(3,505)	(598)	$1,798
Weighted average number of common shares outstanding	66,342	59,769	53,851

	$(0.05)	$(0.01)	$0.03

Diluted earnings (loss) per share:
Net earnings (loss) available to common shareholders	$(3,505)	$(598)	$1,798
Weighted average number of common shares outstanding	66,342	59,769	54,727

	$(0.05)	$(0.01)	$0.03

Excluded from the computation of diluted loss per share were:
i) Options outstanding on 1,519,000 shares with an average exercise price of $1.47 (2004 – 385,000 @ $2.13; 2003 – 355,000 @ $2.13) as the options exercise prices were greater than the average market price of the Company’s common shares.
ii) In 2005, options outstanding on 1,236,000 shares with an average exercise price of $0.68 (2004 – 2,275,000 @ $0.98) as they were anti-dilutive.
iii) Warrants outstanding for 3,463,316 common shares with an average exercise price of $1.79 (2004 – 2,400,033 common shares with an average exercise price of $2.50; 2003 – 2,762,750 common shares with an exercise price of $2.16) as the exercise price was greater than the average market price of the Company’s common shares.
17. Financial Instruments:
The Company’s financial results are affected by the normal risks and capital expenditure requirements associated with exploration, development and production of mineral and oil & gas properties. Financial results are also affected by market prices for gold and oil & gas, changes in foreign currency exchange rates, interest rates and other operating risks.
To manage risks associated with prices for gold, oil and gas and changes in foreign currency, the Company may use commodity and foreign currency derivative instruments. Financial assets which are subject to credit risks include cash and receivables and commodity and currency instruments. The Company minimizes risks on its financial assets by holding instruments with credit worthy entities. Sales of commodities are to entities considered to be credit worthy.
Except as discussed below, the fair market value of the Company’s financial assets and liabilities approximate net book value.
At December 31, 2005, the Company had no outstanding forward gold contracts. At December 31, 2004, the Company had outstanding forward gold contracts related to 2005 production of 4,000 ounces at an average price of US $417 per ounce with a market value loss inherent in these contracts of US $74,000. At December 31, 2003, the Company had outstanding forward gold contracts related to 2004 production of 6,000 ounces at an average price of US $388 per ounce with a market value loss inherent in these contracts of US $175,000.
At December 31, 2005, the Company had no outstanding foreign exchange contracts. At December 31, 2004, the Company had outstanding foreign exchange contracts to sell US $5.5 million at an average exchange rate of 1.2611 CDN$/US$ with a market value gain inherent in these contracts of US $263,000. At December 31, 2003, the Company had outstanding foreign exchange contracts to sell US $9.8 million at an average exchange rate of 1.3446 CDN$/US$ with a market value gain inherent in these contracts of US $342,000.
18. Commitment and Contingency:
(a) COMMITMENT
To satisfy its commitments pursuant to the issuance of flow-through shares, the Company is required to expend $7.1 million of qualifying Canadian Exploration Expenses as defined in the Income Tax Act (Canada) prior to December 31, 2006. At December 31, 2005, $5.3 million remains to be incurred.
(b) CONTINGENCY
Pursuant to a Notice of Contravention issued by Saskatchewan Labour, Occupational Health and Safety Division, dated March 17, 2003, the Company was ordered to reinstate three workers and reimburse them for lost pay and benefits. The contravention alleges that the Company dismissed these employees contrary to the Occupational Health and Safety Act. The contravention was appealed to the Executive Director, an adjudicator and subsequently to the Court of Queen’s Bench. In September, 2005, the Court of Queen’s Bench agreed with the Company’s position, allowing the appeal and setting aside the contravention. This Court’s decision is currently under appeal by the plaintiffs. The amount of potential loss may involve payment of approximately 18 months in back pay to each of the employees and will be recognized in earnings at the time of settlement, if any. Management is of the opinion these claims are without merit.
19. Segmented Information:
The Company has two reportable industry segments: gold mining and oil, natural gas liquids and natural gas production, all located in Canada. The Company’s producing gold mine, the Seabee mine, is located in northern Saskatchewan. The Company’s oil and gas assets are located in Alberta and Saskatchewan.

2005
(million’s)	Gold	Oil & Gas	Total
Revenue	$23.1	$11.1	$34.20
Royalties	—	(7.8)	(7.8)
Alberta Royalty Tax Credit	—	.5	.5

Net Revenue	23.1	3.80	26.90

Expenses
Operating	18.3	2.0	20.30
Depreciation, depletion and reclamation	9.7	.7	10.40
Non-segmented expenses	—	—	2.4

Earnings (loss) before income taxes and gain on sale of investment	(4.9)	1.1	(6.2)
Gain on sale of investments	—	—	1.4
Income tax recovery	—	—	1.3

Net earnings (loss)	(4.9)	1.1	(3.5)

Assets	85.8	9.1	94.9
Capital expenditures for the year	$17.6	$2.3	$19.9

2004
(million’s)	Gold	Oil & Gas	Total
Revenue	$22.5	$9.7	$32.20
Royalties	—	(6.8)	(6.8)
Alberta Royalty Tax Credit	—	.4	.4

Net Revenue	22.5	3.30	25.80

Expenses
Operating	15.9	1.6	17.50
Depreciation, depletion and reclamation	6.0	.7	6.70
Non-segmented expenses	—	—	2.2

Net earnings (loss)	.6	1.0	(.6)

Assets	58.3	7.6	65.9
Capital expenditures for the year	$13.3	$2.0	$15.3

2003
(million’s)	Gold	Oil & Gas	Total
Revenue	$25.8	$9.4	$35.20
Royalties	—	(6.4)	(6.4)
Alberta Royalty Tax Credit	—	.5	.5

Net Revenue	25.8	3.50	29.30

Expenses
Operating	18.0	1.3	19.30
Depreciation, depletion and reclamation	5.4	.5	5.90
Non-segmented expenses	—	—	2.2

Earnings before income taxes	2.4	1.7	1.9
Income tax recovery (expense)	—	—	(.1)

Net earnings	2.4	1.7	1.8

Assets	45.7	6.1	51.8
Capital expenditures for the year	$14.9	$1.8	$16.7

20. Comparative Figures:
Certain prior years’ balances have been reclassified to conform to the current financial statement presentation.
21. Differences From United States Accounting Principles:
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. The Company monitors differences between generally accepted accounting principles (“GAAP”) in Canada and the United States (“U.S.”), none of which have a material effect on the financial statements except as summarized below:
a) Balance Sheets

	2005	2004
Mineral Properties – under Canadian GAAP	$42,471	$34,327
Cumulative exploration expenditures expensed under U.S. GAAP (i)	(12,352)	(7,797)
Cumulative depreciation and depletion adjustment (ii)	1,502	1,364
Cumulative write-down adjustment (ii)	(1,825)	(1,825)

Mineral Properties – under U.S. GAAP	29,796	26,069

Investments – under Canadian GAAP	549	668
Unrealized gain on available-for-sale securities (iii)	6,138	3,214

Investments – under U.S. GAAP	6,687	3,882

Payables and accrued liabilities – under Canadian GAAP	6,380	4,580
Cumulative unrealized gain on derivative instruments (vi)	—	(227)
Cumulative liability for flow-through shares (vii)	366	628

Payables and accrued liabilities – under U.S. GAAP	$6,746	$4,981

Shareholders’ equity
Share capital – under Canadian GAAP	$53,109	$43,966
Reduction of stated capital (v)	55,000	55,000
Adjustment for flow-through shares (vii)	1,320	—
Adjustment for flow-through share premiums (vii)	(1,664)	(1,298)

Share capital – under U.S. GAAP	107,765	97,668

Contributed Surplus
Contributed Surplus – Under Canadian GAAP	622	330

	2005	2004
Cumulative stock compensation costs (iv)	(25)	(25)

Contributed Surplus – under U.S. GAAP	597	305

Retained earnings – under Canadian GAAP	2,058	5,563
Reduction of stated capital (v)	(55,000)	(55,000)
Cumulative exploration expenses (i)	(12,352)	(7,797)
Cumulative depreciation and depletion adjustment (ii)	1,502	1,364
Cumulative write-down adjustment (ii)	(1,825)	(1,825)
Cumulative stock compensation costs (iv)	25	25
Cumulative impact of flow-through shares (vii)	(1,320)	—
Cumulative renunciation of tax deductions on flow-through shares (vii)	1,298	670

Deficit – under U.S. GAAP	(65,614)	(57,000)

Accumulated other comprehensive income
Unrealized gain on available-for-sale securities (iii)	6,138	3,214
Derivative instruments (vi)	—	227

Shareholders’ equity – under U.S. GAAP	$48,886	$44,414

b) Statements of Earnings (Loss)

	2005	2004	2003
	(restated – Note iv(b))
Net earnings (loss) - under Canadian GAAP	$(3,505)	$(598)	$1,798
Exploration expenditures (i)	(4,555)	(3,690)	(2,603)
Depreciation and depletion adjustment (ii)	138	125	284
Stock compensation expense (iv)	—	—	95
Derivative instruments (vi)	—	—	440
Tax liability of flow-through shares (vii)	(1,320)	—	—
Renunciation of tax deductions on flow-through shares (vii)	628	253	417

Net earnings (loss) before cumulative effect of change in accounting principle	(8,614)	(3,910)	431
Cumulative effect of change in accounting principle (viii)	—	—	995

Net earnings (loss) – under U.S. GAAP	(8,614)	(3,910)	1,426

Available-for-sale securities (iii)	2,924	1,453	1,352
Derivative instruments (vi)	(227)	12	215

Comprehensive earnings (loss) under U.S. GAAP	(5,917)	(2,445)	2,993

Net earnings (loss) per share under U.S. GAAP
Basic and diluted	$(0.13)	$(0.07)	$0.03

i) Mineral Property Exploration Expenditures
Mineral property exploration expenditures are accounted for in accordance with Canadian GAAP as disclosed in Note 1. For U.S. GAAP purposes, the Company expenses, as incurred, exploration expenditures relating to unproven mineral properties. When proven and probable reserves are determined for a property and a final feasibility study determines the economic recoverability of these reserves, subsequent development costs of the property are capitalized.
ii) Write-down of Mineral Properties
Under both Canadian and U.S. GAAP, property, plant and equipment must be assessed for potential impairment. If the cash flows are less than the carrying value of the asset, under Canadian GAAP and U.S. GAAP, the impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value. Fair value is calculated as the present value of estimated future net cash flows. Under both Canadian and U.S. GAAP, impairment tests are calculated with cash flows determined using only proven and probable reserves. Previously, under Canadian GAAP, the impairment loss was calculated as the difference between the carrying value of the asset and its recoverable amount calculated on an undiscounted future cash flow basis. The resulting difference in the previous period write-down between Canadian and U.S. GAAP also results in a difference in the amount of depreciation and depletion charged to earnings.
iii) Available-for-Sale Securities

Under Canadian GAAP, investments are accounted for using the cost method. Under U.S. GAAP, investments classified as available-for-sale securities are carried at market values with unrealized gains or losses reflected as a separate component of shareholders’ equity and included in comprehensive income.
iv) Stock-Based Compensation
(a) Prior to January 1, 2002, Canadian GAAP did not require that transactions in which equity instruments were issued for consideration of services performed to be accounted for based on the fair value of the equity instruments issued. U.S. GAAP did require the measurement of stock options granted and $374,000 of stock-based compensation was expensed prior to 2002.
(b) Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement defines a fair-value based method of accounting for employee stock options, but also allows an entity to measure compensation costs related to stock-based compensation granted to employees using the intrinsic value method with pro-forma disclosure of the impact of using the fair-value method. The latter application was allowed by Canadian GAAP prior to January 1, 2004, after which the Company adopted the fair-value method of accounting for employee compensation plans for Canadian GAAP. Pursuant to the transitional rules, a company that adopted the section effective January 1, 2004 may retroactively restate prior periods to include expenses for awards that were included in the pro forma note disclosure for prior periods. For Canadian GAAP, the cumulative effect of the change in policy on the balance sheet at January 1, 2004 was to increase retained earnings by $399,000.
For U.S. GAAP purposes the Company applied the modified prospective method of adopting FAS 123 as permitted by FAS 148 Accounting for Stock Based Compensation – Transition and Disclosure and Amendment FAS 123, as of January 1, 2004. Since the Company’s options vested in the year of option grant, there was no impact on 2004 earnings (loss) for options granted prior to 2004 and therefore the stock compensation expense for 2003 and 2002 recorded under Canadian GAAP is reversed for U.S. GAAP purposes. In 2004 this adjustment was reported as a cumulative effect change and the loss reported for 2004 has been restated to reverse the $399,000 cumulative effect change previously charged to earnings.
v) Reduction of Stated Capital
Under Canadian GAAP and by special resolutions of the shareholders, the Company reduced its stated capital account by $40,000,000 in 2001 and $15,000,000 in 1994. This reduction in stated capital is not permitted under U.S. GAAP and accordingly, has resulted in a cumulative increase in the share capital account of $55,000,000 with a corresponding increase in the Company’s deficit balance.
vi) Accounting for Derivative Instruments and Hedging Activities
In accordance with Financial Accounting Standards Board (“FASB”) Statement 133, Accounting for Derivative Instruments and Hedging Activities, the Company is required to recognize all derivatives on the balance sheet at fair value. Prior to January 1, 2003, the derivatives had not been documented as hedges under U.S. GAAP and accordingly, gains and losses were recorded in earnings. U.S. GAAP requires that gains and losses on cash flow hedges be recorded as part of other comprehensive income. There were no amounts included in other comprehensive income for the year ended December 31, 2005 relating to hedging of foreign currency risk and hedging of gold price risk.
For amounts included in other comprehensive income for the year ended December 31, 2004, a gain of $316,000 relates to hedging of foreign currency risk and a loss of $89,000 relates to the hedging of gold price risk. Of these amounts, a gain of $227,000 was recorded in earnings during 2005.
vii) Flow-through Share Premiums
Under U.S. GAAP, the difference between the issue price of flow-through shares and the fair value of the shares at the date of issuance is recorded as a liability. To the extent that the Company has available tax pools for which a full valuation allowance has been provided, the premium is recognized in earnings as a reduction in the valuation allowance at the time of renunciation of the tax pools. Under Canadian GAAP, share capital is reduced and future income tax liabilities are increased by the estimated income tax benefits renounced by the Company to the subscribers, except to the extent that the Company has unrecorded loss carryforwards and tax pools in excess of book value available for deduction against which a valuation allowance has been provided. In these circumstances, the future tax liability reduces the valuation allowance and this reduction in the amount of $1,320,000 has been recognized in earnings for Canadian GAAP purposes.
viii) Cumulative Effect of a Change in Accounting Policy
In June of 2001, the FASB issued Statement 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard, which is effective for fiscal years after June 15, 2002, applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and use of the asset. Statement 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset. The liability is accreted at the end of each period through charges to operating expenses.
The Canadian Institute of Chartered Accountants issued section 3110, Asset Retirement Obligations effective for fiscal years beginning on January 1, 2004. The Company implemented the Canadian standard effective January 1, 2003 for the purposes of harmonization. For Canadian GAAP, the cumulative effect of the change in policy on the balance sheet at December 31, 2002 is to increase mineral properties by $130,000, decrease asset retirement obligation by $865,000 and increase opening retained earnings by $1,093,000. Under U.S. GAAP, no restatement of prior periods is required. The effect on the change in policy for the year ended December 31, 2003 was to increase earnings under U.S. GAAP by $995,000.
ix) New Accounting Pronouncements
In November 2004, the Financial Accounting Standards Board (“FASB”) issued FAS No. 151, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material as they relate to inventory costing and requires these items to be recognized as current period expenses. Additionally, the allocation of fixed production overheads to the cost of inventory should be on the normal capacity of the production facilities. FAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe that the application of FAS No. 151 will have a material impact on the consolidated statements under U.S. GAAP.
In December 2004, FAS No. 123 (revised) “Share-Based Payment”, was issued. This statement requires an entity to recognize the grant date fair value of stock options and other equity-based compensation issued to employees. In the income statement, FAS No. 123 (revised) eliminates the ability to account for share-based compensation transactions using the intrinsic value method in APB No. 25. The Company will adopt FAS No. 123 (revised) in 2006 in accordance with the appropriate transition options and adoption period prescribed in the statement. The Company does not expect that the adoption of this standard will have a material impact on the consolidated financial statements.
In May 2005, the FASB issued FAS No. 154, “Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FAS No. 3”. FAS No. 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements, rather than the use of the cumulative effect of a change in accounting principle, unless impracticable. If impracticable to determine the impact on prior periods, then the new accounting principle should be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable, with a corresponding adjustment to equity, unless impracticable for all periods presented, in which case prospective treatment should be applied. FAS No. 154 applies to all voluntary changes in accounting principle as well as those required by the issuance of new accounting pronouncements if no specific transition guidance is provided. FAS No. 154 does not change the previously issued guidance for reporting a change in accounting estimate or correction of an error. FAS No. 154 becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect this policy to have a material impact on the consolidated financial statements. The Company will adopt FAS No. 154 on January 1, 2006.
In March 2005, the FASB issued Financial Interpretation 47, Accounting for Conditional Asset Retirement Obligations (FIN 47). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Fin 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this statement did not have a material impact on Claude’s consolidated financial statements.
In March 2005, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry. In the mining industry, companies may be required to remove overburden and other mine waste materials to access mineral deposits. The EITF concluded that the costs of removing overburden and waste materials, often referred to as “stripping costs”, incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. Issue No. 04-6 is effective for the first reporting period in fiscal years beginning after December 31, 2005, with early adoption permitted. Claude does not expect the adoption of this statement will have a material impact on its consolidated financial statements.

Arnie E. Hillier
Chairman
Neil McMillan
President & Chief Executive Officer
Rick Johnson
Vice President Finance & Chief Financial Officer
Pat Hannon
Vice President Exploration
Brian Groves
Vice President Corporate Development
Ronald G. Walker
Director
Jon R. MacNeill
Director
Bob Termuende
Director
Claude Resources Inc.
(CRJ - TSX)
(CGR - AMEX)
200, 224 - 4th Avenue S., Saskatoon,
Saskatchewan, Canada
S7K 5M5
306.668.7505
306.668.7500 Fax
Incorporation
Canada Business
Corporations Act
Capitalization
and Listings
72,461,686
common shares
outstanding
Exempt issuer under
SEC Regulation
12g3-2(b)
Directors & Officers
Arnie E. Hillier
Neil McMillan
Ronald G. Walker
Jon R. MacNeill
Bob Termuende

Rick Johnson
Pat Hannon
Brian Groves
Transfer Agents
Valiant Trust Company
Calgary, Canada
Auditors
KPMG LLP
Saskatoon, Canada
Solicitors
MacPherson Leslie & Tyerman
Saskatoon, Canada
Bank
Canadian Western Bank
Saskatoon, Canada
The Annual General Meeting of the shareholders of Claude Resources Inc. will be held in Saskatoon at the Sheraton Cavalier Hotel at the Top of the Inn at 10:00 a.m. on Tuesday, May 9, 2006.
Shareholders are encouraged to attend. Those unable to attend should complete the form of proxy included with the Shareholder Information Circular and forward it to Valiant Trust Company at the address specified on the form of proxy for receipt no later than 24 hours before the meeting.
AMEX Corporate
The Company’s common shares are listed on the American Stock Exchange (“AMEX”). Section 110 of the AMEX company guide permits AMEX to consider the laws, customs and practices of foreign issuers in relaxing certain AMEX listing criteria, and to grant exemptions from AMEX listing criteria based on these considerations. A description of the significant ways in which the Company’s governance practices differ from those followed by U.S. domestic companies pursuant to AMEX standards is contained on the Company’s website
www.clauderesources.com
CLAUDE RESOURCES INC. 2005 ANNUAL REPORT
Claude Resources Inc.
200, 224 - 4th Avenue South
Saskatoon, Saskatchewan, Canada S7K 5M5
P 306.668.7505 F 306.668.7500
www.clauderesources.com
clauderesources@clauderesources.com